UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

Class A Shares VFLAX

Class I Shares VFLEX

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

Dear Shareholder:

We previously provided you information in regards to a Special Meeting of Shareholders (the “Special Meeting”) of First Trust Alternative Opportunities Fund (the “Fund”).

Adjournment of Special Meeting for the Fund to February 23, 2023

The Special Meeting has been adjourned to Thursday, February 23, 2023 at 11:00 a.m. Eastern Time and will be held at the offices of Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996 (the “Reconvened Special Meeting”).

The purpose of the Special Meeting is to consider and act upon the following proposal (the “Proposal”) and to consider and act upon such other matters as may have properly come before the Special Meeting or any adjournments thereof:

1.	To approve a new sub-advisory agreement among the Fund, First Trust Capital Management L.P. and Palmer Square Capital Management, LLC.

At the Reconvened Special Meeting, shareholders of the Fund will consider and vote on the Proposal, as set forth in more detail in the Proxy Statement. Please read the Proxy Statement carefully for information concerning the Proposal.

How do I vote? There are four convenient methods for casting your important proxy vote.

1.	Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by using the instructions listed on your proxy card. Representatives are available Monday through Friday from 9 a.m. to 10 p.m. Eastern Time.

2.	Vote by touch-tone phone: You may cast your vote by telephone by using the instructions listed on your proxy card.

3.	Vote online: You may cast your vote online by using the instructions listed on your proxy card.

4.	Vote by mail: You may cast your vote by signing, dating and mailing the previously provided proxy card(s) in the postage-prepaid return envelope previously provided.

We would be very grateful if you would use any one of the four voting methods listed above to ensure that your vote is recorded by the February 23, 2023 shareholder meeting.